Exhibit 21.1

                           Subsidiaries of the Company

1.    Touchstone Vicksburg, Inc.
2.    Touchstone Louisiana, Inc.
3.    Touchstone Awakino, Inc.
4.    Touchstone Pierce Exploration, LLC
5.    PF Louisiana, LLC
6.    Touchstone Resources USA, Inc.
7.    Knox Gas, LLC
8.    PHT West Pleito, LLC